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                                                             1.800.776.4001

ABFS

                                                    PLUG INTO THE FUTURE

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AT YOUR REQUEST,
ABFS IS PLEASED TO PROVIDE YOU WITH THE ENCLOSED INFORMATION FOR YOUR REVIEW.

Dear Investor:

American Business Financial Services, Inc. (ABFS) is pleased to present its newest prospectus dated ____________. The new prospectus details an offering worth $300.0 million of American Business Financial Services, Inc. Investment Notes and Money Market Securities. This prospectus replaces the prospectus dated October 20, 1998.

ABFS experienced healthy increases during Fiscal 1999 in revenues, net income, and loan originations. The Company embarked on several strategic initiatives to take ABFS into the new millennium and beyond. The following information provides a detailed look at our year-end results:

   > > Revenue grew 45.7 percent to $86.4 million for the year ended June 30,
       1999.
   > > Net income was $14.1 million, representing a 23 percent increase over net income in fiscal 1998.
   > > Total loan and lease originations grew 78 percent to $862.4 million for fiscal 1999.

In its eleven year history, the ABFS Investment Note program has grown to include thousands of satisfied customers. ABFS Investment Notes offer many benefits to investors like yourself--such as fixed rates, interest compounded daily until maturity, flexible terms you choose, and interest payments paid monthly, quarterly, semiannually, annually, or at maturity.

ABFS invites you to consider its Investment Notes as part of your investment strategy. Please read the attached Prospectus carefully, including the "Risk Factors," before investing. To invest with ABFS, complete, sign, and mail the Investor Order Form, along with your check made payable to ABFS, in the enclosed postage-paid envelope.

American Business Financial Services thanks you for your interest in its Investment Notes. Please feel free to call one of our Investment Officers at 1-800-776-4001 with any questions you may have.

Sincerely,

/s/ Anthony J. Santilli                               what's inside
-----------------------
Anthony J. Santilli                                   >> Investor Order Forms
Chairman & CEO                                        >> Reply Envelope
American Business Financial Services, Inc.            >> Questions & Answers
                                                      >> Prospectus
                                                      >> Rate Supplement


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             BalaPointe Office Centre o 111 Presidential Boulevard,
                        Suite 215 o Bala Cynwyd, PA 19004
                               www.ABFSonline.com
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                             ABFS Investment Notes
                         Begin Earning These High Rates
                  Prospectus Supplement dated October x, xxxx.

            Term            Rate               Annual Yield*














           Minimum for Investment Notes and Money Market Notes $1,000

                           For more information, call
                                 1-800-776-4001

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  2255 Glades Road        BalaPointe Office Centre      2425 East Camelback Road
     Suite 311E          111 Presidential Boulevard            Suite 1065
Boca Raton, FL 33431       Bala Cynwyd, PA 19004           Phoenix, AZ 85016








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AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI).
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An offer can only be made by the Prospectus dated October XX, XXXX, delivered in conjunction with this Rate Supplement dated October XX, XXXX. See "Risk Factors" in the Prospectus for a discussion of certain factors which should be considered in connection with an Investment in the Notes.
 * Interest is compounded daily based on a 365-day year. The effective annual yield assumes all interest remains invested for 365 days. Subordinated Investment Notes represent obligation of the Company and are not certificates of deposit or insured by the FDIC or any governmental or private entity. This announcement is neither an offer to sell nor a solicitation of an offer to buy Subordinated Investment Notes. This offer is made by prospectus only. The rates for the Investment Notes are available through November XX, XXXX.
** The interest rate paid on the Money Market Notes is subject to change from time to time at the Company's sole discretion provided that such rate shall not be reduced below 4.0% per year. Written notice of any decrease in rate will be provided to holders of such notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such notes.